SCHEDULE 13G	Page 1 of 27

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Varsity Group, Inc.

(Name of Issuer)

Common Stock, Par Value $0.0001 Per Share

(Title of Class of Securities)

922300 10 8

(CUSIP Number)

December 31, 2007

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,252,628
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,252,628

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,628
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 3 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,252,628
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,252,628

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,630
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12	TYPE OF REPORTING PERSON OO (Limited Liability Corporation)

SCHEDULE 13G	Page 4 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TWC Virginia, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Virginia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 887,108
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 887,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 887,108
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G	Page 5 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) The Carlyle Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 887,108
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 887,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 887,108
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 6 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) The Carlyle Partners Leveraged Capital Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 887,108
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 887,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 887,108
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 7 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) B&T Enterprises, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 887,108
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 887,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 887,108
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 8 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Ventures, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 365,520
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 365,520

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 365,520
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 9 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Ventures, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 295,116
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 295,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 295,116
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%
12	TYPE OF REPORTING PERSON CO (Corporation)

SCHEDULE 13G	Page 10 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle U.S. Venture Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 32,374
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 32,374

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,374
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 11 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Venture Coinvestment, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 38,030
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 38,030

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,030
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 12 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Venture Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 244,133
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 244,133

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 244,133
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 13 of 27

CUSIP No. 922300 10 8

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) C/S Venture Investors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,983
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,983

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,983
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 14 of 27

ITEM 1	(a).	Name of Issuer:

Varsity Group, Inc.

ITEM 1	(b).	Address of Issuer’s Principal Executive Offices:

1850 M Street, NW, Suite 1150 Washington D.C. 20036

ITEM 2	(a).	Name of Person Filing:

TCG Holdings, L.L.C.

TC Group, L.L.C.

TWC Virginia, Inc.

The Carlyle Group, L.P.

The Carlyle Partners Leveraged Capital Fund I, L.P.

B&T Enterprises, L.L.C.

TCG Ventures, L.L.C.

TCG Ventures, Ltd.

Carlyle U.S. Venture Partners, L.P.

Carlyle Venture Coinvestment, L.L.C.

Carlyle Venture Partners, L.P.

C/S Venture Investors, L.P.

ITEM 2	(b).	Address of Principal Business Office:

c/o The Carlyle Group 1001 Pennsylvania Ave, NW Suite 220 South Washington, D.C. 20004-2505

ITEM 2	(c).	Citizenship:

TCG Holdings, L.L.C. – Delaware

TC Group, L.L.C. – Delaware

TWC Virginia, Inc. – Virginia

The Carlyle Group, L.P. – Delaware

The Carlyle Partners Leveraged Capital Fund I, L.P. – Delaware

B&T Enterprises, L.L.C. – Delaware

TCG Ventures, L.L.C. – Delaware

TCG Ventures, Ltd. – Cayman Islands

Carlyle U.S. Venture Partners, L.P. – Delaware

Carlyle Venture Coinvestment, L.L.C. – Delaware

Carlyle Venture Partners, L.P. – Cayman Islands

C/S Venture Investors, L.P. – Cayman Islands

ITEM 2	(d).	Title of Class of Securities

Common Stock, Par Value $0.0001 Per Share

ITEM 2	(e).	CUSIP Number

922300 10 8

ITEM 3.	Not applicable.

SCHEDULE 13G	Page 15 of 27

ITEM 4.	Ownership

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	1,252,628	6.8%	0	1,252,628	0	1,252,628

TC Group, L.L.C.	1,252,628	6.8%	0	1,252,628	0	1,252,628

TWC Virginia, Inc.	887,108	4.9%	0	887,108	0	887,108

The Carlyle Group, L.P.	887,108	4.9%	0	887,108	0	887,108

The Carlyle Partners Leveraged Capital Fund I, L.P.	887,108	4.9%	0	887,108	0	887,108

B&T Enterprises, L.L.C.	887,108	4.9%	0	887,108	0	887,108

TCG Ventures, L.L.C.	365,520	2.0%	0	365,520	0	365,520

TCG Ventures, Ltd.	295,116	1.6%	0	295,116	0	295,116

Carlyle U.S. Venture Partners, L.P.	32,374	0.2%	0	32,374	0	32,374

Carlyle Venture Coinvestment, L.L.C.	38,030	0.2%	0	38,030	0	38,030

Carlyle Venture Partners, L.P.	244,133	1.3%	0	244,133	0	244,133

C/S Venture Investors, L.P.	50,983	0.3%	0	50,983	0	50,983

The record holders of common stock, par value $0.0001, of Varsity Group, Inc. (the “Common Stock”) are as follows: (1) B&T Enterprises, L.L.C., as the record holder of 887,108 shares, (2) Carlyle Venture Partners, L.P., as the record holder of 244,133 shares, (3) C/S Venture Investors, L.P., as the record holder of 50,983 shares, (4) Carlyle Venture Coinvestment, L.L.C., as the record holder of 38,030 shares, and (5) Carlyle U.S. Venture Partners, L.P., as the record holder of 32,374 shares.

TCG Ventures, Ltd. is (i) the sole general partner of Carlyle Venture Partners, L.P. and (ii) the general partner of C/S Venture Investors, L.P. TCG Ventures, L.L.C. (i) owns 100% of the outstanding capital stock of TCG Ventures Ltd., (ii) is the sole general partner of Carlyle U.S. Venture Partners, L.P., and (iii) is the sole managing member of Carlyle Venture Coinvestment, L.L.C. TC Group, L.L.C. is the sole member of TCG Ventures, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TCG Ventures, Ltd., TCG Ventures, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C., each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle Venture Partners, L.P. and C/S Venture Investors, L.P., and (ii) TCG Ventures, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C., each may be deemed to be beneficial owners of the shares of Common Stock owned of record by Carlyle U.S. Venture Partners, L.P. and Carlyle Venture Coinvestment, L.L.C.

The Carlyle Partners Leveraged Capital Fund I, L.P. is the managing member of B&T Enterprises, L.L.C. The Carlyle Group, L.P. is the general partner of The Carlyle Partners Leveraged Capital Fund I, L.P., and TWC Virginia, Inc. is the general partner of The Carlyle Group, L.P. Accordingly, The Carlyle Partners Leveraged Capital Fund I, L.P., The Carlyle Group, L.P. and TWC Virginia, Inc. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by B&T Enterprises, L.L.C.

Pursuant to a contractual agreement, The Carlyle Partners Leveraged Capital Fund I, L.P. delegated to TC Group, L.L.C. day to day management of B&T Enterprises, L.L.C., which includes sole control over the voting and disposition of the shares held by B&T Enterprises, L.L.C. Accordingly, TC Group, L.L.C and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by B&T Enterprises, L.L.C. by contractual arrangement. The Carlyle Partners Leveraged Capital Fund I, L.P. may revoke such delegation at any time in its sole discretion.

William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing directors of TCG Holdings, L.L.C. and the sole shareholders of TWC Virginia, Inc., may be deemed to share beneficial ownership of the shares shown as beneficially owned by each entity. Such persons disclaim such beneficial ownership.

ITEM 5.	Ownership of Five Percent or Less of a Class

If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6:	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

ITEM 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company

Not applicable.

ITEM 8:	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9:	Notice of Dissolution of Group

Not applicable.

ITEM 10:	Certification

Not applicable.

SCHEDULE 13G	Page 16 of 27

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 5

SCHEDULE 13G	Page 17 of 27

TCG VENTURES, L.L.C.

By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE U.S. VENTURE PARTNERS, L.P.

By:	TCG Ventures, L.L.C., its General Partner
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE COINVESTMENT, L.L.C.

By:	TCG Ventures, L.L.C., its Managing Member
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

SCHEDULE 13G	Page 18 of 27

TCG VENTURES, LTD.

By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE PARTNERS, L.P.

By:	TCG Ventures, Ltd., its General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

C/S VENTURE INVESTORS, L.P.

By:	TCG Ventures, Ltd., its Managing General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

SCHEDULE 13G	Page 19 of 27

B&T ENTERPRISES, L.L.C.

By:	TC Group L.L.C., its Manager
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

SCHEDULE 13G	Page 20 of 27

CARLYLE PARTNERS LEVERAGED CAPITAL FUND I, L.P.

By:	The Carlyle Group, its General Partner
By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

THE CARLYLE GROUP, L.P.

By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TWC VIRGINIA, INC., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5

SCHEDULE 13G	Page 21 of 27

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement

SCHEDULE 13G	Page 22 of 27

EXHIBIT A: Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Varsity Group, Inc., a Delaware company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 23 of 27

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 14th day of February, 2008.

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 5

SCHEDULE 13G	Page 24 of 27

TCG VENTURES, L.L.C.

By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE U.S. VENTURE PARTNERS, L.P.

By:	TCG Ventures, L.L.C., its General Partner
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE COINVESTMENT, L.L.C.

By:	TCG Ventures, L.L.C., its Managing Member
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

SCHEDULE 13G	Page 25 of 27

TCG VENTURES, LTD.

By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE PARTNERS, L.P.

By:	TCG Ventures, Ltd., its General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

C/S VENTURE INVESTORS, L.P.

By:	TCG Ventures, Ltd., its Managing General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

SCHEDULE 13G	Page 26 of 27

B&T ENTERPRISES, L.L.C.

By:	TC Group L.L.C., its Manager
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

SCHEDULE 13G	Page 27 of 27

CARLYLE PARTNERS LEVERAGED CAPITAL FUND I, L.P.

By:	The Carlyle Group, its General Partner
By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

THE CARLYLE GROUP, L.P.

By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TWC VIRGINIA, INC., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5